Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS FOURTH QUARTER

AND RECORD FULL YEAR 2020 RESULTS

Bloomfield Hills, MI, February 18, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2020. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2020 Financial and Operating Highlights:

▪	Invested $363.3 million in 106 retail net lease properties
▪	19.4% of annualized base rents acquired were derived from ground leased assets
▪	Commenced two new development and Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company decreased 19.6% to $0.42
▪	Net Income attributable to the Company increased 4.7% to $23.6 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 3.8% to $0.84
▪	Increased Core FFO 35.1% to $47.3 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 4.8% to $0.83
▪	Increased AFFO 36.4% to $47.1 million
▪	Declared a quarterly dividend of $0.620 per share, a 6.0% year-over-year increase
▪	Sold 1,501,210 shares of common stock via the forward component of the Company’s at-the-market equity (“ATM”) program for anticipated net proceeds of approximately $98.2 million
▪	Settled the remaining 4,651,666 shares of the Company’s outstanding April 2020 forward equity offering for net proceeds of approximately $266.7 million

Full Year 2020 Financial and Operating Highlights:

▪	Invested or committed a record $1.36 billion in 329 retail net lease properties
▪	Completed nine development and PCS projects
▪	Net Income per share attributable to the Company decreased 10.1% to $1.74
▪	Net Income attributable to the Company increased 14.1% to $91.4 million
▪	Increased Core FFO per share 4.8% to $3.23
▪	Increased Core FFO 33.0% to $170.2 million
▪	Increased AFFO per share 6.0% to $3.20
▪	Increased AFFO 34.4% to $168.8 million
▪	Declared dividends of $2.405 per share, a 5.5% year-over-year increase
▪	Received a BBB investment grade credit rating from S&P Global Ratings
▪	Completed inaugural public bond offering of $350.0 million of 2.90% senior unsecured notes due 2030
▪	Balance sheet positioned for growth at 4.8 times net debt to recurring EBITDA

Financial Results

Net Income

Net Income attributable to the Company for the three months ended December 31, 2020 increased 4.7% to $23.6 million, compared to $22.6 million for the comparable period in 2019. Net Income per share attributable to the Company for the three months ended December 31, 2020 decreased 19.6% to $0.42, compared to $0.52 per share for the comparable period in 2019.

Net Income attributable to the Company for the twelve months ended December 31, 2020 increased 14.1% to $91.4 million, compared to $80.1 million for the comparable period in 2019. Net Income per share attributable to the Company for the twelve months ended December 31, 2020 decreased 10.1% to $1.74, compared to $1.93 per share for the comparable period in 2019.

Core Funds from Operations

Core FFO for the three months ended December 31, 2020 increased 35.1% to $47.3 million, compared to Core FFO of $35.0 million for the comparable period in 2019. Core FFO per share for the three months ended December 31, 2020 increased 3.8% to $0.84, compared to Core FFO per share of $0.81 for the comparable period in 2019.

Core FFO for the twelve months ended December 31, 2020 increased 33.0% to $170.2 million, compared to Core FFO of $128.0 million for the comparable period in 2019. Core FFO per share for the twelve months ended December 31, 2020 increased 4.8% to $3.23, compared to Core FFO per share of $3.08 for the comparable period in 2019.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2020 increased 36.4% to $47.1 million, compared to AFFO of $34.5 million for the comparable period in 2019. AFFO per share for the three months ended December 31, 2020 increased 4.8% to $0.83, compared to AFFO per share of $0.80 for the comparable period in 2019.

AFFO for the twelve months ended December 31, 2020 increased 34.4% to $168.8 million, compared to AFFO of $125.5 million for the comparable period in 2019. AFFO per share for the twelve months ended December 31, 2020 increased 6.0% to $3.20, compared to AFFO per share of $3.02 for the comparable period in 2019.

Dividend

The Company paid a cash dividend of $0.620 per share on January 6, 2021 to stockholders of record on December 23, 2020, a 6.0% increase over the $0.585 quarterly dividend declared in the fourth quarter of 2019. The quarterly dividend represents payout ratios of approximately 74% of both Core FFO per share and AFFO per share, respectively.

For the twelve months ended December 31, 2020, the Company declared dividends of $2.405 per share, a 5.5% increase over the dividends of $2.280 per share declared for the comparable period in 2019. The dividends represent payout ratios of approximately 75% of both Core FFO per share and AFFO per share, respectively.

In January 2021, the Company announced the transition to a monthly cash dividend and declared its inaugural monthly dividend of $0.207 per share. The dividend was paid on February 12, 2021 to stockholders of record at the close of business on January 29, 2021.

In February 2021, the Company declared a monthly cash dividend of $0.207 per share. The dividend is payable March 12, 2021 to stockholders of record at the close of business on February 26, 2021. The January and February monthly dividends reflect an annualized dividend amount of $2.484 per common share, representing a 6.2% increase over the annualized dividend amount of $2.340 per common share from the first quarter of 2020.

CEO Comments

"We are extremely pleased with our record performance in 2020 amidst the most difficult of circumstances,” said Joey Agree, President and Chief Executive Officer. "We are poised to become an omni-channel retail thought leader with our RETHINK RETAIL initiative and have strategically positioned our portfolio to thrive in any environment. Our Team and our balance sheet remain positioned for 2021.”

Portfolio Update

As of December 31, 2020, the Company’s growing portfolio consisted of 1,129 properties located in 46 states and totaled approximately 22.7 million square feet of gross leasable area.

The portfolio was approximately 99.5% leased, had a weighted-average remaining lease term of approximately 9.7 years, and generated 67.5% of annualized base rents from investment grade retail tenants.

COVID-19 Rental Payment Update

The Company has received second, third, and fourth quarter rent payments originally contracted for those quarters from 95%, 98% and 99% of its portfolio, respectively. The Company has also entered into deferral agreements representing 2%, 2% and less than 1% of second, third and fourth quarter rents, respectively, net of repayments received.

Ground Lease Portfolio

During the quarter, the Company acquired 16 ground leased assets for an aggregate purchase price of approximately $78.7 million, representing 19.4% of annualized base rents acquired.

As of December 31, 2020, the Company’s ground lease portfolio consisted of 89 leases located in 27 states and totaled approximately 3.1 million square feet of gross leasable area. Properties ground leased to tenants increased to 9.6% of annualized base rents.

At year end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.9 years, and generated 92.3% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the fourth quarter of 2020 was approximately $355.6 million and included 100 properties net leased to leading retailers operating in sectors including off-price retail, home improvement, auto parts, general merchandise, dollar stores, convenience stores, farm and rural supply, grocery stores and tire and auto service. The properties are located in 33 states and leased to tenants operating in 18 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 11.6 years. Approximately 83.5% of annualized base rents acquired were generated from investment grade retail tenants.

For the twelve months ended December 31, 2020, total acquisition volume was approximately $1.31 billion. The 317 acquired properties are located in 39 states and leased to 45 tenants who operate in 20 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 11.3 years. Approximately 83.6% of annualized base rents were generated from investment grade retail tenants. Approximately 12.2% of annualized base rents acquired were derived from ground leased assets.

The Company’s outlook for acquisition volume in 2021, which includes several significant assumptions, remains between $800 million and $1.0 billion of high-quality retail net lease properties.

Dispositions

During the fourth quarter, the Company sold one property for gross proceeds of approximately $1.8 million. The disposition was completed at a capitalization rate of 7.2%. During the twelve months ended December 31, 2020, the Company divested 17 properties for total gross proceeds of $49.4 million. The weighted-average capitalization rate of the dispositions was 7.1%.

The Company’s disposition guidance for 2021 remains between $25 million and $75 million.

Development and Partner Capital Solutions

In the fourth quarter, the Company completed three previously announced development and PCS projects, including the Company’s second development with Harbor Freight Tools in Weslaco, Texas, and the Company’s first development projects with O’Reilly Auto Parts and Tire Discounters.

During the quarter, the Company commenced two new development and PCS projects, with total anticipated costs of approximately $6.2 million. The projects consist of a Burlington in Texarkana, Texas, and a Gerber Collision in Buford, Georgia.

Construction continued during the fourth quarter on the Company’s first development with Grocery Outlet in Port Angeles, Washington, which is expected to be completed in the second quarter of 2021.

For the twelve months ended December 31, 2020, the Company had 12 development or PCS projects completed or under construction. Anticipated total costs are approximately $43.2 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Complete
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q1 2020	Complete
Sunbelt Rentals	Converse, TX	Build-to-Suit	10 years	Q1 2020	Complete
Family Dollar	Grayling, MI	Build-to-Suit	7 Years	Q2 2020	Complete
TJ Maxx	Harlingen, TX	Build-to-Suit	10 years	Q3 2020	Complete
Burlington	Columbus, OH	Build-to-Suit	10 years	Q3 2020	Complete
Tractor Supply	Columbus, OH	Build-to-Suit	10 years	Q3 2020	Complete
Harbor Freight Tools	Weslaco, TX	Build-to-Suit	15 Years	Q4 2020	Complete
O'Reilly Auto Parts	Mayflower, AR	Build-to-Suit	10 years	Q4 2020	Complete
Tire Discounters	Westerville, OH	Build-to-Suit	15 Years	Q4 2020	Complete
Grocery Outlet	Port Angeles, WA	Build-to-Suit	15 years	Q2 2021	Under Construction
Burlington	Texarkana, TX	Build-to-Suit	11 years	Q2 2021	Under Construction
Gerber Collision	Buford, GA	Build-to-Suit	15 years	Q2 2021	Under Construction

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 83,000 square feet of gross leasable area.

For the twelve months ended December 31, 2020, the Company executed new leases, extensions or options on approximately 518,000 square feet of gross leasable area. Notable new leases, extensions or options included new twenty-year leases on three Wawa convenience stores located in the Mid-Atlantic, an approximately 44,000-square foot Dick's Sporting Goods in Boynton Beach, Florida, and an approximately 38,000-square foot Giant Eagle in Ligonier, Pennsylvania.

As of December 31, 2020, the Company’s 2021 lease maturities represented 0.9% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2020, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2021	16	2,594	0.9%	163	0.7%
2022	19	3,726	1.3%	344	1.5%
2023	42	8,236	2.9%	942	4.2%
2024	41	14,195	4.9%	1,623	7.2%
2025	64	15,410	5.4%	1,509	6.7%
2026	82	16,280	5.7%	1,589	7.0%
2027	81	17,989	6.3%	1,375	6.1%
2028	84	20,566	7.2%	1,797	8.0%
2029	110	32,814	11.4%	2,913	12.9%
2030	185	33,624	11.7%	2,661	11.8%
Thereafter	492	122,000	42.3%	7,647	33.9%
Total Portfolio	1,216	$287,434	100.0%	22,563	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2020 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The Company added Wawa to its top tenants during the fourth quarter of 2020. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2020:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$21,089	7.3%
Dollar General	12,545	4.4%
Tractor Supply	12,457	4.3%
Best Buy	10,493	3.7%
TJX Companies	10,450	3.6%
Sherwin-Williams	10,077	3.5%
O'Reilly Auto Parts	9,411	3.3%
Hobby Lobby	7,631	2.7%
TBC Corporation	6,948	2.4%
Lowe's	6,901	2.4%
Home Depot	6,841	2.4%
Walgreens	6,594	2.3%
Burlington	6,526	2.3%
CVS	6,421	2.2%
Dollar Tree	6,216	2.2%
Kroger	5,919	2.1%
Wawa	5,536	1.9%
AutoZone	5,268	1.8%
LA Fitness	5,091	1.8%
Sunbelt Rentals	4,992	1.7%
Other(2)	120,028	41.7%
Total Portfolio	$287,434	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended December 31, 2020.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of December 31, 2020:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent	Q4 2020 Rent Payments Received(2)
Home Improvement	$28,208	9.8%	100%
Grocery Stores	23,794	8.3%	100%
Tire and Auto Service	23,257	8.1%	100%
General Merchandise	20,958	7.3%	100%
Convenience Stores	19,904	6.9%	100%
Off-Price Retail	19,188	6.7%	100%
Auto Parts	17,882	6.2%	100%
Dollar Stores	17,552	6.1%	100%
Pharmacy	13,835	4.8%	100%
Farm and Rural Supply	13,408	4.7%	100%
Consumer Electronics	12,051	4.2%	100%
Crafts and Novelties	9,835	3.4%	100%
Health and Fitness	7,077	2.5%	97%
Home Furnishings	5,485	1.9%	100%
Restaurants - Quick Service	5,363	1.9%	99%
Equipment Rental	5,318	1.9%	100%
Health Services	5,271	1.8%	100%
Warehouse Clubs	4,988	1.7%	100%
Specialty Retail	4,862	1.7%	94%
Dealerships	4,820	1.7%	100%
Discount Stores	4,565	1.6%	99%
Theaters	3,854	1.3%	76%
Entertainment Retail	3,117	1.1%	100%
Pet Supplies	2,597	0.9%	100%
Restaurants - Casual Dining	2,314	0.8%	89%
Sporting Goods	2,020	0.7%	100%
Financial Services	2,001	0.7%	100%
Apparel	1,260	0.4%	99%
Shoes	1,019	0.4%	83%
Beauty and Cosmetics	878	0.3%	100%
Office Supplies	659	0.2%	100%
Miscellaneous	94	0.0%	99%
Total Portfolio	$287,434	100.0%	99%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Reflects the contractual rent paid as a percentage of the total contractual rent due for the three months ended December 31, 2020 for each respective sector. Beginning in 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. "Contractual rent" for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rent” has not been adjusted for any temporary rent relief granted and includes amounts charged to tenants in bankruptcy.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2020:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$22,207	7.7%
Michigan	19,447	6.8%
North Carolina	16,296	5.7%
Ohio	16,231	5.6%
Florida	15,457	5.4%
Illinois	14,521	5.1%
Pennsylvania	12,053	4.2%
New Jersey	11,145	3.9%
Georgia	10,717	3.7%
California	10,577	3.7%
New York	9,437	3.3%
Wisconsin	9,283	3.2%
Virginia	8,397	2.9%
Missouri	8,177	2.8%
Mississippi	7,404	2.6%
Louisiana	7,304	2.5%
Other(2)	88,781	30.9%
Total Portfolio	$287,434	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

During 2020, the Company executed numerous capital markets transactions to fund strategic growth and maintain a fortified balance sheet:

▪	On March 30, 2020, the Company settled 1,400,251 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $104.6 million.

▪	On April 2, 2020, the Company completed a follow-on public offering of 2,875,000 shares of common stock, including the underwriters’ overallotment option, at a public offering price of $61.00 per share. Upon closing, the Company received net proceeds of approximately $170.4 million.

▪	On April 22, 2020, the Company settled 3,976,695 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $267.4 million.

▪	On April 22, 2020, the Company closed an underwritten public offering of 6,166,666 shares of its common stock (the “April 2020 Forward Offering”) in connection with a forward sale agreement in which the shares were sold to Cohen & Steers Capital Management, Inc. at a price of $60.00 per share.

▪	During the second quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 742,860 shares of common stock at a weighted-average gross price of $66.61 per share.

▪	On August 17, 2020, the Company completed its inaugural public bond offering of $350.0 million of 2.90% senior unsecured notes due 2030 (the “Notes”). The public offering price for the Notes was 99.93% of the principal amount for an effective yield to maturity of 2.91%. The Notes are senior unsecured obligations of Agree Limited Partnership (the “Operating Partnership”), guaranteed by the Company and certain of their subsidiary guarantors.

▪	During the third quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 885,912 shares of common stock at a weighted-average gross price of $67.47 per share.

▪	On September 28, 2020, the Company settled 1,515,000 shares under the April 2020 Forward Offering and received net proceeds of approximately $88.0 million.

▪	During the fourth quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 1,501,210 shares of common stock at a weighted-average gross price of $66.85 per share.

▪	On December 28, 2020, the Company settled the remaining 4,651,666 shares under the April 2020 Forward Offering and received net proceeds of approximately $266.7 million.

In January 2021, Company completed a follow-on public offering of 3,450,000 shares of common stock, including the underwriters’ option to purchase additional shares. Upon closing, the Company received total net proceeds of approximately $221.6 million.

At year end, the Company had 3,129,982 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $203.2 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of December 31, 2020:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q2 2020 ATM Forward Offerings	742,860	-	742,860	-	$47,255,448
Q3 2020 ATM Forward Offerings	885,912	-	885,912	-	$57,737,161
Q4 2020 ATM Forward Offerings	1,501,210	-	1,501,210	-	$98,218,182
Total Forward Equity Offerings	3,129,982	-	3,129,982	-	$203,210,791

Balance Sheet

As of December 31, 2020, the Company’s net debt to recurring EBITDA was 4.8 times and its fixed charge coverage ratio was 4.8 times. The Company’s proforma net debt to recurring EBITDA was 4.0 times when deducting the $203.2 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.2 billion as of December 31, 2020.

The Company’s total debt to enterprise value was 23.4% as of December 31, 2020. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of Operating Partnership units into common stock.

For the three and twelve months ended December 31, 2020, the Company’s fully diluted weighted-average shares outstanding were 56.1 million and 52.4 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2020 were 55.4 million and 51.8 million, respectively.

For the three and twelve months ended December 31, 2020, the Company’s fully diluted weighted-average shares and units outstanding were 56.4 million and 52.7 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2020 were 55.7 million and 52.2 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2020, there were 347,619 Operating Partnership units outstanding and the Company held a 99.4% interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, February 19, 2021 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2020, the Company owned and operated a portfolio of 1,129 properties, located in 46 states and containing approximately 22.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	December 31, 2020	December 31, 2019
Assets:
Real Estate Investments:
Land	$1,094,550	$735,991
Buildings	2,371,553	1,600,293
Accumulated depreciation	(172,577)	(127,748)
Property under development	10,653	10,056
Net real estate investments	3,304,179	2,218,592
Real estate held for sale, net	1,199	3,750
Cash and cash equivalents	6,137	15,603
Cash held in escrows	1,818	26,554
Accounts receivable - tenants	37,808	26,808
Lease intangibles, net of accumulated amortization of $125,995 and $89,118 at December 31, 2020 and December 31, 2019, respectively	473,592	343,514
Other assets, net	61,450	29,709
Total Assets	$3,886,183	$2,664,530

Liabilities:
Mortgage notes payable, net	$33,122	$36,698
Unsecured term loans, net	237,849	237,403
Senior unsecured notes, net	855,328	509,198
Unsecured revolving credit facility	92,000	89,000
Dividends and distributions payable	34,545	25,014
Accounts payable, accrued expenses and other liabilities	71,390	48,987
Lease intangibles, net of accumulated amortization of $24,651 and $19,307 at December 31, 2020 and December 31, 2019, respectively	35,700	26,668
Total Liabilities	$1,359,934	$972,968

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 60,021,483 and 45,573,623 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	$6	$5
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	2,652,090	1,752,912
Dividends in excess of net income	(91,343)	(57,094)
Accumulated other comprehensive income (loss)	(36,266)	(6,492)
Total Equity - Agree Realty Corporation	$2,524,487	$1,689,331
Non-controlling interest	1,762	2,231
Total Equity	$2,526,249	$1,691,562
Total Liabilities and Equity	$3,886,183	$2,664,530

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Revenues
Rental Income	$71,349	$52,039	$248,309	$187,279
Other	65	96	259	199
Total Revenues	$71,414	$52,135	$248,568	$187,478

Operating Expenses
Real estate taxes	$6,370	$4,504	$21,428	$15,520
Property operating expenses	2,720	1,916	9,023	6,749
Land lease expense	325	320	1,301	1,242
General and administrative	6,793	3,820	20,793	15,566
Depreciation and amortization	19,691	13,106	66,758	45,703
Provision for impairment	141	-	4,137	1,609
Total Operating Expenses	$36,040	$23,666	$123,440	$86,389

Income from Operations	$35,374	$28,469	$125,128	$101,089

Other (Expense) Income
Interest expense, net	$(11,791)	$(9,730)	$(40,097)	$(33,094)
Gain (loss) on sale of assets, net	437	4,333	8,004	13,306
Income tax (expense) benefit	(260)	(328)	(1,086)	(538)
Other (expense) income	-	-	23	-

Net Income	$23,760	$22,744	$91,972	$80,763

Less Net Income Attributable to Non-Controlling Interest	147	185	591	682

Net Income Attributable to Agree Realty Corporation	$23,613	$22,559	$91,381	$80,081

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.43	$0.53	$1.76	$1.96
Diluted	$0.42	$0.52	$1.74	$1.93

Other Comprehensive Income
Net Income	$23,760	$22,744	$91,972	$80,763
Other comprehensive income (loss) - change in fair value and settlement of interest rate swaps	3,888	5,828	(29,996)	(7,987)
Total Comprehensive Income (Loss)	27,648	28,572	61,976	72,776
Comprehensive Income Attributable to Non-Controlling Interest	(182)	(502)	(369)	(611)
Comprehensive Income Attributable to Agree Realty Corporation	$27,466	$28,070	$61,607	$72,165

Weighted Average Number of Common Shares Outstanding - Basic	55,397,190	42,287,660	51,838,219	40,577,346
Weighted Average Number of Common Shares Outstanding - Diluted	56,063,758	42,996,318	52,396,734	41,223,614

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net Income	$23,760	$22,744	$91,972	$80,763
Depreciation of rental real estate assets	13,980	9,563	48,367	34,349
Amortization of lease intangibles - in-place leases and leasing costs	5,567	3,453	17,882	11,071
Provision for impairment	141	-	4,137	1,609
(Gain) loss on sale of assets, net	(437)	(4,333)	(8,004)	(13,306)
Funds from Operations	$43,011	$31,427	$154,354	$114,486
Amortization of above (below) market lease intangibles, net	4,333	3,618	15,885	13,501
Core Funds from Operations	$47,344	$35,045	$170,239	$127,987
Straight-line accrued rent	(2,204)	(1,928)	(7,818)	(7,093)
Deferred tax expense (benefit)	-	-	-	(475)
Stock based compensation expense	1,524	1,134	4,995	4,106
Amortization of financing costs	266	165	826	706
Non-real estate depreciation	144	89	509	283
Adjusted Funds from Operations	$47,074	$34,505	$168,751	$125,514

Funds from Operations Per Share - Basic	$0.77	$0.74	$2.96	$2.80
Funds from Operations Per Share - Diluted	$0.76	$0.73	$2.93	$2.75

Core Funds from Operations Per Share - Basic	$0.85	$0.82	$3.26	$3.13
Core Funds from Operations Per Share - Diluted	$0.84	$0.81	$3.23	$3.08

Adjusted Funds from Operations Per Share - Basic	$0.84	$0.81	$3.23	$3.07
Adjusted Funds from Operations Per Share - Diluted	$0.83	$0.80	$3.20	$3.02

Weighted Average Number of Common Shares and Units Outstanding - Basic	55,744,809	42,635,279	52,185,838	40,924,965
Weighted Average Number of Common Shares and Units Outstanding - Diluted	56,411,377	43,343,937	52,744,353	41,571,233

Additional supplemental disclosure
Scheduled principal repayments	$208	$251	$907	$2,401
Capitalized interest	63	89	172	410
Capitalized building improvements	2,333	1,251	5,581	2,451
Contractual rents subject to deferral(1)	263	-	2,133	-
Uncollected contractual rents not subject to deferral(1)	89	-	2,069	-

(1) Beginning in the second quarter of 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. “Contractual rent” for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rents subject to deferral” are presented net of amounts repaid under deferral agreements. “Uncollected contractual rents not subject to deferral” as used within this table exclude rents that have been deemed uncollectible for purposes of ASC 842. Rents deemed uncollectible are excluded from the reported net income and funds from operations measures in the reconciliation above.

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,
	2020
Net Income	$23,760
Interest expense, net	11,791
Income tax expense	260
Depreciation of rental real estate assets	13,980
Amortization of lease intangibles - in-place leases and leasing costs	5,567
Non-real estate depreciation	144
Provision for impairment	141
(Gain) loss on sale of assets, net	(437)
EBITDAre	$55,206

Run-Rate Impact of Investment, Disposition and Leasing Activity	$3,973
Amortization of above (below) market lease intangibles, net	4,333
Recurring EBITDA	$63,512

Annualized Recurring EBITDA	$254,048

Total Debt	$1,225,433
Cash, cash equivalents and cash held in escrows	(7,955)
Net Debt	$1,217,478

Net Debt to Recurring EBITDA	4.8	x

Net Debt	$1,217,478
Anticipated Net Proceeds from ATM Forward Offerings	(203,211)
Proforma Net Debt	$1,014,267

Proforma Net Debt to Recurring EBITDA	4.0	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings

The Company has 3,129,982 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $203.2 million based on the applicable forward sale prices as of December 31, 2020. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between May 2021 and December 2021.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Rental Income Source(1)
Minimum rents(2)	$65,333	$47,759	$228,122	$172,548
Percentage rents(2)	-	50	249	336
Operating cost reimbursement(2)	8,145	5,920	28,005	20,803
Straight-line rental adjustments(3)	2,204	1,928	7,818	7,093
Amortization of (above) below market lease intangibles(4)	(4,333)	(3,618)	(15,885)	(13,501)
Total Rental Income	$71,349	$52,039	$248,309	$187,279

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.